KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE x SUITE 1003 x NEW YORK, NY 10038 x TEL (212) 406-7CPA (7272) x FAX (212) 513-1930

August 28, 2007

Detour Gold Corporation
Suite 1020, 800 West Pender Street
Vancouver, British Columbia
Canada V6C 2V6

Gentlemen:

We have reviewed the disclosures related to United States Tax Consequences included in Item 10.E of the Form 20-F for Detour Gold Corporation to be filed with the Securities and Exchange Commission and confirm that such disclosure presents an accurate discussion of United States Federal Income Tax Consequences contained therein.

We consent to the reference of our firm as experts under Item 10 G. of the Form 20-F and the inclusion of this letter as an exhibit to the Initial Registration Statement on Form 20-F.

Kempisty & Company
Certified Public Accountants, P.C.